AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

July 6, 2006

The American Stock Exchange LLC (the “Amex” or “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

  PATH 1 NETWORK TECHNOLOGIES, INC.

Common Stock, Par Value $.001

Common Stock Purchase Warrants

Commission File Number – 001-15609

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when the financial condition and/or operating results of the issuer appear to be unsatisfactory; or when any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(iv) of the Amex Company Guide (the “Company Guide”) which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired; and

(b)

Section 301 of the Company Guide which states that a company is not permitted to issue, or authorize its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from the Exchange that the securities have been approved for listing.

2.

Path 1 Network Technologies, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

In its Form 10-K for the year ended December 31, 2005, filed on March 23, 2006 the Company stated “Our existing capital resources are not sufficient to fund operations for at least the next three months, and will enable us to fund operations only into the second quarter of 2006. We must raise new capital by then.”

(b)

In its Form 10-Q for the quarter ended March 31, 2006, filed on May 15, 2006, the Company stated  “We are currently pursuing efforts to raise long term additional capital, and urgently need to do so by June 30, 2006.” and “If adequate funds are not available, we would need to curtail our operations significantly and might not be able to continue.

(c)

As of March 31, 2006 the Company reported a cash balance of $387,000, negative working capital of $831,000 and a cash burn rate of over $400,000 per month.

(d)

In its report on the Company’s December 31, 2005 financial statements, the Company’s auditor, Swenson Advisors, LLP discusses, among other things, the Company’s operating losses during fiscal 2005 and potential inability to raise additional sources of capital to fund operations and explains that there is substantial doubt about the Company’s ability to continue as a going concern.

3.

In reviewing the eligibility of the Company’s Common Stock and Common Stock Purchase Warrants for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated April 13, 2006, the Company was advised of its status in relation to the standards. Specifically, the Company was not in compliance with Section 1003(a)(iv) of the Company Guide. The Exchange’s letter also advised the Company that it would need to regain compliance with the Exchange’s continued listing standards by June 30, 2006.   The Company submitted its plan of compliance (the “Plan”) by letter dated April 27, 2006.

(b)

The Exchange did not accept the Plan, as it did not make a reasonable demonstration of the Company’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide by June 30, 2006. and therefore determined that the Company’s Common Stock and Common Stock Purchase Warrants did not qualify for continued listing. This determination, along with the Company’s right to appeal, was communicated to the Company by letter dated June 8, 2006.  The Company was also notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination no later than June 15, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel (the “Panel”).

(b)

The Company did not appeal the Exchange’s determination.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Jeremy Ferrell, Interim Chief Financial Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC